Exhibit 21.1

Subsidiary Listing

As of December 31, 2001

Company Name	Parent/Sub	State of Incorporation	Number of Employees
HPSC, Inc	Parent	Delaware	117

American Commercial Finance Corporation	Subsidiary	Delaware	14

HPSC Bravo Funding, LLC	Subsidiary	Delaware	None

HPSC Equipment Receivables 2000-1 LLC-I	Subsidiary	Delaware	None

HPSC Equipment Receivables 2000-1 LLC-II	Subsidiary	Delaware	None